Exhibit 4.4

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AND PURSUANT TO THE PROVISIONS OF ARTICLE 5 BELOW, MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAW OR, IN THE OPINION OF LEGAL COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS EXEMPT FROM REGISTRATION.

WARRANT TO PURCHASE STOCK

Company:	LUCA TECHNOLOGIES INC., a Delaware corporation
Number of Shares:	5,000
Class of Stock:	Common Stock
Warrant Price:	$4.12 per share
Issue Date:	October 8, 2009
Expiration Date:	The 4th anniversary after the Issue Date, unless sooner terminated as provided in this Warrant
Executive Search:

This Warrant is issued in connection with that certain Letter of Understanding to Conduct an Executive Search dated March 11, 2009 between the Company and Schweichler Price & Partners, Inc. (concerning the placement with the Company of its Chief Science Officer).

THIS WARRANT CERTIFIES THAT, for good and valuable consideration, Schweichler Associates LLC, together with any registered holder from time to time of this Warrant, “Holder”) is entitled to purchase the number of fully paid and nonassessable shares of the class of securities (the “Shares”) of the Company at the Warrant Price, all as set forth above and as adjusted pursuant to Article 2 of this Warrant, subject to the provisions and upon the terms and conditions set forth in this Warrant.

ARTICLE 1

EXERCISE

1.1 Method of Exercise. Holder may exercise this Warrant by delivering a duly executed Notice of Exercise in substantially the form attached as Appendix 1 to the principal office of the Company. Holder shall also deliver to the Company a wire transfer (to an account designated by the Company), or other form of payment acceptable to the Company, for the aggregate Warrant Price for the Shares being purchased.

1.2 Delivery of Certificate and New Warrant. Promptly after Holder exercises this Warrant and the Company receives payment of the aggregate Warrant Price, the Company shall deliver to Holder certificates for the Shares acquired and, if this Warrant has not been fully exercised and has not expired, a new Warrant representing the Shares not so acquired.

1.3 Replacement of Warrants. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation upon surrender and cancellation of this Warrant, the Company shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor.

ARTICLE 2

ADJUSTMENTS TO THE SHARES

2.1 Reclassification, Exchange, Combinations or Substitution. Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise of this Warrant, Holder shall be entitled to receive, upon exercise of this Warrant, the number and kind of securities and property that Holder would have received for the Shares if this Warrant had been exercised

1.

immediately before such reclassification, exchange, substitution, or other event. The Company or its successor shall promptly issue to Holder an amendment to this Warrant setting forth the number and kind of such new securities or other property issuable upon exercise of this Warrant as a result of such reclassification, exchange, substitution or other event that results in a change of the number and/or class of securities issuable upon exercise of this Warrant. The amendment to this Warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 2 including, without limitation, adjustments to the Warrant Price and to the number of securities or property issuable upon exercise of the new Warrant. The provisions of this Article 2.1 shall similarly apply to successive reclassifications, exchanges, substitutions, or other events.

2.2 Fractional Shares. No fractional Shares shall be issuable upon exercise of this Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional share interest arises upon any exercise of the Warrant, the Company shall eliminate such fractional share interest by paying Holder the amount computed by multiplying the fractional interest by the fair market value of a full Share.

2.3 Certificate as to Adjustments. Upon each adjustment of the Warrant Price, the Company shall promptly notify Holder in writing, and, at the Company’s expense, promptly compute such adjustment, and furnish Holder with a certificate setting forth such adjustment and the facts upon which such adjustment is based. The Company shall, upon written request, furnish Holder a certificate setting forth the Warrant Price in effect upon the date thereof and the series of adjustments leading to such Warrant Price.

ARTICLE 3

REPRESENTATIONS AND COVENANTS OF THE COMPANY

3.1 Representations and Warranties. The Company represents and warrants to Holder that all Shares which may be issued upon the exercise of the purchase right represented by this Warrant shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein, under any Stockholder Agreement (as hereinafter defined) or under applicable federal and state securities laws and except for liens or encumbrances created or imposed by a Holder of this Warrant.

3.2 No Shareholder Rights. Holder will not have any rights as a shareholder of the Company until the exercise of this Warrant.

ARTICLE 4

REPRESENTATIONS, WARRANTIES OF HOLDER

Holder represents and warrants to the Company as follows:

4.1 Purchase for Own Account. This Warrant and the securities to be acquired upon exercise of this Warrant by Holder will be acquired for investment for Holder’s account, not as a nominee or agent, and not with a view to the public resale or distribution within the meaning of the Act. Holder also represents that Holder has not been formed for the specific purpose of acquiring this Warrant or the Shares.

4.2 Disclosure of Information. Holder has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the acquisition of this Warrant and its underlying securities. Holder further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of this Warrant and its underlying securities and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to Holder or to which Holder has access.

4.3 Investment Experience. Holder understands that the purchase of this Warrant and its underlying securities involves substantial risk. Holder has experience as an investor in securities of companies in the development stage and acknowledges that Holder can bear the economic risk of such Holder’s investment in this Warrant and its underlying securities and has such knowledge and experience in financial or business matters that

2.

Holder is capable of evaluating the merits and risks of its investment in this Warrant and its underlying securities and/or has a preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables Holder to be aware of the character, business acumen and financial circumstances of such persons.

4.4 Accredited Investor Status. Holder is an “accredited investor” within the meaning of Regulation D promulgated under the Act.

4.5 The Act. Holder understands that this Warrant and the Shares issuable upon exercise hereof have not been registered under the Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Holder’s investment intent as expressed herein. Holder understands that this Warrant and the Shares issued upon any exercise hereof must be held indefinitely unless subsequently registered under the Act and qualified under applicable state securities laws, or unless exemption from such registration and qualification are otherwise available. Holder acknowledges that the Company has no obligation to register or qualify the Shares.

4.6 Residence. Holder’s principal place of business is identified on the signature page to this Warrant.

ARTICLE 5

MISCELLANEOUS

5.1 Term. This Warrant is exercisable in whole or in part at any time and from time to time on or before the Expiration Date.

5.2 Legends. This Warrant and the Shares shall, in addition to any legends required by any Stockholder Agreement, be imprinted with a legend in substantially the following form:

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AND PURSUANT TO THE PROVISIONS OF ARTICLE 5 BELOW, MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAW OR, IN THE OPINION OF LEGAL COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS EXEMPT FROM REGISTRATION.

5.3 Transfer. This Warrant and all rights hereunder are not transferable or assignable except with the Company’s prior written consent (which may be granted or withheld in the Company’s sole discretion); provided, however, that the Company shall not unreasonably withhold its consent to a request by Holder to transfer or assign this Warrant to an affiliate of Holder so long as (i) such transfer or assignment complies with all applicable federal and state securities laws by the transferor/assignor and the transferee/assignee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, as reasonably requested by the Company), (ii) the transferee/assignee is an “accredited investor” within the meaning of Regulation D promulgated under the Act and (iii) such transferee/assignee is not a competitor of the Company or any of the Company’s subsidiaries. Unless the Shares or the Company’s common stock is publicly traded, the Shares issuable upon exercise of this Warrant are not transferable or assignable except with the Company’s prior written consent (which may be granted or withheld in the Company’s sole discretion) or, in the case of any Shares that have been issued pursuant to this Warrant and are subject to a Stockholder Agreement, as expressly permitted under and in accordance with the terms of such Stockholder Agreement.

5.4 Notices. All notices and other communications from the Company to Holder, or vice versa, shall be deemed delivered and effective when given personally, five (5) days after mailed by first-class registered or certified mail, postage prepaid, or one (1) business day after deposit with a nationally recognized overnight courier,

3.

freight prepaid, specifying next business day delivery, with written verification of receipt, at such address as may have been furnished to the Company or Holder, as the case may (or when sent by confirmed facsimile to the facsimile number furnished by the Company or Holder if sent during normal business hours of the recipient, and if not, then on the next business day) be, in writing by the Company or such Holder from time to time. Effective upon receipt of the fully executed Warrant, all notices to Holder shall be addressed as follows until the Company receives notice of a change of address in connection with a transfer or otherwise:

SCHWEICHLER PRICE LLC

900 Larkspur Landing Circle

Suite 270

Larkspur, CA 94939

Telephone: 415-924-7200

Notice to the Company shall be addressed as follows until Holder receives notice of a change in address:

LUCA TECHNOLOGIES INC.

Attn: Chief Financial Officer

500 Corporate Circle, Suite C

Golden, CO 80401

Telephone: 303-597-8210

Facsimile: 303-534-1446

5.5 Waiver. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

5.6 Attorneys’ Fees. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.

5.7 Counterparts. This Warrant may be executed in counterparts, all of which together shall constitute one and the same agreement.

5.8 Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of Colorado, without giving effect to its principles regarding conflicts of law.

5.9 Stockholders Agreements. If the Company has any agreement or agreements to which the holders of the Shares are a party or otherwise bound at the time of exercise of this Warrant (each such agreement, a “Stockholder Agreement”), Holder acknowledges and agrees that Holder must execute and become a party to each such Stockholder Agreement as a condition to exercising this Warrant. A copy of any such agreements, if such agreements are in effect, will be available upon request to the Chief Financial Officer of the Company. Holder acknowledges that as of the date of issuance of this Warrant, the holders of the Shares are party to or otherwise bound by that certain Amended and Restated Stockholder Agreement, dated as of December 1, 2008, by and among the Company and the stockholders from time to time party thereto, as such agreement may be amended, restated, amended and restated, replaced, supplemented or otherwise modified from time to time in accordance with its terms.

5.10 Early Termination. In the event of, at any time during the Exercise Period, an IPO or a Corporate Transaction (as hereinafter defined), then the Company shall provide to Holder ten (10) business days advance written notice of the IPO or Corporate Transaction, and this Warrant shall terminate unless exercised prior to the date of such IPO or Corporate Transaction. For purposes of this Section 5.10: (i) “IPO” means the Company’s first underwritten public offering of its Common Stock under the Act; and (ii) a “Corporate Transaction” means either (a) a transaction or series of related transactions in which a person, or group of related persons, acquires from stockholders of the Company shares representing more than 50% of the outstanding voting power of the Company or (b) a transaction that qualifies as a Deemed Liquidation Event (as defined in the Second Amended and Restated Certificate of Incorporation of the Company, as the same may be amended, restated, supplemented or otherwise modified from time to time).

4.

5.11 “Market Stand-Off” Agreement. Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the Market Stand-Off Period (as hereinafter defined), (a) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of the Company’s common stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for the Company’s common stock held immediately before the effective date of the registration statement for such offering or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of the Company’s common stock or other securities, in cash, or otherwise. The foregoing provisions of this Section 5.11 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement. The underwriters in connection with such registration are intended third-party beneficiaries of this Section 5.11 and shall have the right, power, and authority to enforce the provisions hereof as though they were a party hereto. Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Section 5.11 or that are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to this Warrant or the Shares until the end of such restricted period. For purposes of this Section 5.11: (i) “Market Stand-Off Period” means the period of time commencing on the date of the final prospectus relating to the registration by the Company of shares of its common stock or any other equity securities under the Act on a registration statement on Form S-1, Form S-2, or Form S-3, and ending on the date specified by the Company and the managing underwriter (such period not to exceed (a) one hundred eighty (180) days in the case of the IPO, which period may be extended upon the request of the managing underwriter, to the extent required by any Financial Industry Regulatory Authority (“FINRA”) rules, for an additional period of up to fifteen (15) days if the Company issues or proposes to issue an earnings or other public release within fifteen (15) days of the expiration of the 180-day lockup period, or (b) ninety (90) days in the case of any registration other than the IPO, which period may be extended upon the request of the managing underwriter, to the extent required by any FINRA rules, for an additional period of up to fifteen (15) days if the Company issues or proposes to issue an earnings or other public release within fifteen (15) days of the expiration of the 90-day lockup period); and (ii) “IPO” means the Company’s first underwritten public offering of its common stock under the Act.

5.12 Business Days. As used in this Warrant, “business day” means a day other than a Saturday, Sunday, or other public holiday under the laws of the State of Colorado.

[Signature page follows.]

5.

“COMPANY”

LUCA TECHNOLOGIES INC.

By:	/s/ Brian J. Cree

Name:	Brian J. Cree
(Print)

Title:	CFO

“HOLDER”

SCHWEICHLER ASSOCIATES LLC

By:	/s/ Kevin T. Barry

Name:	Kevin T. Barry
(Print)

Title:	Managing Director

Principal place of business:

900 Larkspur Landing Circle Suite 270 Larkspur, CA 94939

6.

APPENDIX 1

NOTICE OF EXERCISE

1. Holder elects to purchase              shares of the Common Stock of LUCA TECHNOLOGIES INC. pursuant to the terms of the attached Warrant, and tenders payment of the purchase price of the shares in full.

2. Please issue a certificate or certificates representing the shares in the name specified below:

Holders Name

(Address)

3. By its execution below and for the benefit of the Company, Holder hereby restates each of the representations and warranties in Article 4 of the Warrant as the date hereof.

4. By its execution below and for the benefit of the Company, Holder hereby acknowledges and agrees that if the Company has any agreement or agreements to which the holders of the Shares are a party or otherwise bound at the time of exercise of this Warrant (each such agreement, a “Stockholder Agreement”), Holder acknowledges and agrees that Holder must execute and become a party to each such Stockholder Agreement as a condition to exercising the Warrant.

HOLDER:

By:

Name:

Title:

(Date):